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                                                                   EXHIBIT 10.22



                                 MICAFIL, INC.



1. "Profit" for purposes of this Plan supplement shall be defined as pretax profit of Micafil, before corporate administrative charges and before bonus payments. Twelve and one-half percent (12.5%) of the profit shall be paid in cash bonus to the employees of Micafil based upon the following distribution:

        25% to key employees - Maximum of 3 people in this category;

        25% to key managers - which shall be limited to a maximum of 7 people;
        and

        50% to all salaried employees.

2. For every $100,000 of Profit, stock options for 10,000 shares of Centrum stock shall be set aside for management of Micafil. The stock options shall be at market as of the close of business on the last day of Centrum's fiscal year. The options shall be valid for a 10-year period and be subject to the detailed provisions of Centrum's stock option agreement. The options shall be distributed as follows:

        60% to "key employees" as described in Section 1 of this Plan supplement; and

        40% to "key managers", which shall be limited to a maximum of 7 people.

  Through fiscal year ended 3/31/96